Exhibit 99.1

LGL Group Announces Suspension of Warrants from Trading and Commencement of NYSE MKT Delisting Procedures

Orlando, FL, February 26, 2016 – The LGL Group, Inc. (NYSE MKT:LGL) today announced that it received notice from the staff of NYSE Regulation that proceedings have commenced to delist the Company's warrants expiring August 6, 2018 from NYSE MKT LLC due to non-compliance with Section 1003 of the NYSE MKT Company Guide based on the abnormally low trading price of the warrants. Trading in the warrants on NYSE MKT was suspended after market hours on February 24, 2016.

The Company's common stock continues to be listed on NYSE MKT, and the Company's common stock and its operations are not affected by the delisting proceedings related to the Warrants.

NYSE MKT stated that it will apply to the Securities and Exchange Commission to delist the Company's warrants upon completion of all applicable procedures. The Company does not intend to appeal the delisting determination and, therefore, it is expected that the warrants will be delisted.  Effective February 25, 2016, the Warrants became available for trading on the over-the-counter market under the symbol "LGLPW."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact

Patti A. Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000